PROSPECTUS SUPPLEMENT (To Prospectus dated July 11, 2003)	Filed Pursuant to Rule No. 424(b)(3) REGISTRATION NO. 333-43766

1,000,000,000 Depositary Receipts
Software HOLDRS (SM) Trust

        This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

        The share amounts specified in the table in the “Highlights of Software HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Adobe Systems Incorporated	ADBE	6	NASDAQ
BMC Software, Inc.	BMC	7	NYSE
Check Point Software Technologies Ltd.	CHKP	6	NASDAQ
Computer Associates International, Inc.	CA	17	NYSE
Intuit Inc.	INTU	6	NASDAQ
Macromedia, Inc.	MACR	1	NASDAQ
Mercury Interactive Corporation	MERQ	2	NASDAQ
Micromuse Inc.	MUSE	2	NASDAQ
Microsoft Corporation	MSFT	30	NASDAQ
Nuance Communications, Inc.	NUAN	1	NASDAQ
Openwave Systems Inc.	OPWV	0.6667	NASDAQ
Oracle Corporation	ORCL	24	NASDAQ
Peoplesoft, Inc.	PSFT	8	NASDAQ
SAP AG-preference shares*	SAP	16	NYSE
Sapient Corporation	SAPE	3	NASDAQ
Siebel Systems, Inc.	SEBL	8	NASDAQ
TIBCO Software Inc.	TIBX	5	NASDAQ
Veritas Software Corporation	VRTS	7	NASDAQ

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*	The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2004.